Exhibit 99.1

                      MAERSK SYSTEM LEADS TO CARGO RECOVERY

      Maersk offers real-time refrigerated container tracking to customers

Madison, N.J. - June 22, 2007 - In April, Maersk Line's new, advanced refrigerated container Global Positioning tracking system (GPS) led to the recovery of several hundred thousands dollars of stolen crab meat in Baltimore. In a previous incident, a frozen load of pork was recovered by police in northern Maryland after being hijacked from a Virginia trucker.

Maersk Line has deployed the shipping industry's most advanced GPS in North America. The project, more than three years in the making, was launched full-scale in 2006. The system offers Maersk customers enhanced refrigerated transportation security and reliability for time-sensitive, high-value refrigerated shipments.

The new system provides real-time visibility into the location and temperature settings of temperature-controlled containers in North America by using StarTrak Systems' GenTrak(TM) genset-based monitoring devices. The advanced equipment monitoring and proactive recovery, coupled with Maersk Line's state-of-the-art refrigerated equipment, assures shippers a level of visibility and shipment reliability that is unprecedented in the industry. The tracking device enables Maersk Line to immediately identify situations, such as equipment malfunctions or transport delays, which could negatively affect customers' supply chains.

"We have the ability to track container movements, reefer operational situations and customer delivery," said William C. Duggan Jr., Vice President of Maersk's Refrigerated Services, North America. "Customers are assured of predictable deliveries, with real-time interdiction of any freight problems, because we are able to notify all of the parties responsible for our shipments of any problems in real time."

Tom Robinson, StarTrak Executive Vice President, said, "Maersk's wireless solution places them significantly ahead of every refrigerated container operator in North America, from both an efficiency and quality standpoint. Maersk has been able to maximize the absolute potential of their 5,000-plus genset fleet and provide real-time visibility of all their live refrigerated containers in North America."

The majority of the Maersk Line North American genset fleet will be fitted with this new technology by the end of July. StarTrak Systems is a subsidiary of Alanco Technologies, Inc.


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